EX 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-71595, 33-14926, 2-79636, 33-14925, 33-14927, 33-53478, 33-67384, 33-56487, 333-30763, and 333-50627) and Form S-3 (File No. 333-111452) of Chesapeake Corporation of our report dated January 27, 2004, except for the third paragraph of Note 7, as to which the date is February 23, 2004 and except for the last paragraph of Note 11, as to which the date is March 1, 2004, relating to the consolidated financial statements, which appears in the 2003 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLC

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PricewaterhouseCoopers LLC

Richmond, Virginia

March 4, 2004